UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 13, 2013

ING U.S., INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35897	No. 52-1222820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

230 Park Avenue New York, New York	10169
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 309-8200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On August 13, 2013, ING U.S., Inc. and its subsidiary life insurance companies ING Life Insurance and Annuity Company, ING USA Annuity and Life Insurance Company, Midwestern United Life Insurance Company, ReliaStar Life Insurance Company, ReliaStar Life Insurance Company of New York and Security Life of Denver Insurance Company (collectively, the “Company”) executed a Regulatory Settlement Agreement (RSA) with the Florida Office of Insurance Regulation to resolve a previously disclosed multi-state market conduct examination (Exam) regarding the Company’s settlement practices, procedures and policy administration relating to claims, and use of the Social Security Death Master File (SSDMF) , including the Company’s efforts to identify owners and beneficiaries of unclaimed benefits. The RSA will become effective when twenty insurance departments have signed it. The Company expressly denies that it has engaged in any wrongdoing or violated any law. Under the RSA, the Company will pay $10.7 million for the examination, compliance, and monitoring costs associated with the Exam. The RSA establishes procedures for determining whether benefits may be payable under certain life insurance policies, annuity contracts, and retained asset accounts. It also establishes procedures for seeking to locate and pay beneficiaries and owners.

As previously disclosed, on June 6, 2013, the Company executed a Global Resolution Agreement (GRA) with VERUS Financial LLC (VERUS) that establishes a process to resolve a previously disclosed unclaimed property audit (Audit) that VERUS initiated in December 2010 on behalf of a number of states and the District of Columbia. The GRA became effective on July 26 when twenty eight Jurisdictions had signed it. The Company has entered a separate Settlement Agreement resolving the Audit as it relates to Florida.

Also, as previously disclosed in the Company’s final registration statement in connection with its initial public offering (SEC file number 333-184847), the Company reported a 2011 pre-tax increase in its death benefit reserves of $68.9 million, net of Deferred Acquisition Costs, in connection with its use of the SSDMF to identify potential life insurance claims that had not yet been presented to it. The Company does not expect to require further increases in its reserves to resolve the Exam, Audit, or related matters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ING U.S., Inc.
(Registrant)

By:	/s/ Harris Oliner

Name:	Harris Oliner

Title:	Senior Vice President and Corporate Secretary

Dated: August 19, 2013